Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael Conroy, CFO	Michael Porter, Cheryl Schneider, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES INTRODUCES LATEST GENERATION ONDEMAND® SYSTEM

— First Automated Packaging System Specifically Designed for Multidose Punch Card Dispensing —

ST. PETERSBURG, FLORIDA – May 2, 2006 – MTS Medication Technologies (AMEX:MPP), an international provider of medication compliance packaging systems, has introduced the latest version of its OnDemand product line. The OnDemand Multidose System, the first automated packaging system specifically designed for multidose punch card dispensing, was introduced at the American Society of Consultant Pharmacists (“ASCP”) industry tradeshow on Monday, April 24th in Las Vegas.

The OnDemand Multidose System will allow pharmacies to increase productivity five to six times over current manual methods. Many pharmacies currently manually package medications into multidose blister packaging and are hesitant to expand this part of their business because of its substantial labor requirements. Although the Company’s semi-automated OnDemand Excell™ has the ability to package into multidose, this was not its intended use, and the system is not sufficiently productive to support growing pharmacy operations.

Another benefit to pharmacists is that the OnDemand Multidose System has a much lower price point than the OnDemand Excell System, starting at under $150,000. MTS is targeting the new system toward pharmacies that service 500 to 5,000 patients. The Company believes the system will enable pharmacies to expand their services to assisted living facilities, disease management and home care patients.

Todd Siegel, President and Chief Executive Officer, commented, “We believe the OnDemand Multidose system will support our growth in a number of markets and, in particular, will enhance our ability to penetrate the retail pharmacy market. We have also seen significant interest in our new product from our long-term care pharmacy customers that target mental health, HIV, diabetes and other disease related therapies. In addition, since a large portion of residents in assisted living facilities self administer medications, the OnDemand Multidose System will also be appropriate for this market. Our PlusPak™ and other multidose consumables are designed like a calendar, presenting the blisters aligned by days of the week and sorted by time of day. This allows a person who is taking several prescriptions to accurately access all of their medications for a particular time of day from one blister.”

Mr. Siegel continued, “We believe that the use of multidose punch card packaging has been limited because there has been relatively no automation to support it. The current systems available, such as a pouch package, are not considered by many professionals to be a true compliance package. This belief was supported by focus groups conducted by MTS in which all of the persons surveyed selected the blister card over the pouch for its compliance-enhancing features.”

He added, “MTS anticipates installing the first OnDemand Multidose System at a local pharmacy toward the end of our fiscal first quarter, which ends June 30. This customer primarily services mental health and HIV patients and is expected to be an ideal application to refine our system and packaging materials. The Company anticipates a full launch of a complete multidose product line by the end of our fiscal second quarter.”

Mr. Siegel concluded, “We believe our OnDemand Systems will continue to generate growth for MTS in fiscal year 2007. Our AccuFlex™ beta site has been progressing well. In addition, the industry is recovering from the confusion and uncertainty caused by the Medicare Modernization Act, and many of our customers are now discussing their need to automate operations. With these catalysts in place, we expect our current backlog of three OnDemand systems to continue to expand.”

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise.  Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above.  Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing.  In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements.  In particular, all statements regarding the future market acceptance of OnDemand, or any OnDemand sales are forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events

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